FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS THIRD QUARTER
FISCAL YEAR 2006 RESULTS

Third Quarter Net Income Increases 53% from Year Ago Quarter

MENLO PARK, CA – March 28, 2006 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the third quarter ended February 26, 2006. Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the third quarter were $57.2 million, an increase of 11% from revenues of $51.5 million for the same period a year ago, and gross profits increased to $11.4 million up 23% from $9.3 million for the same period a year ago. The Company reported net income for the quarter of $3.5 million, an increase of 53% compared to net income of $2.3 million in the prior year third quarter. Earnings per diluted share were $0.13 compared to $0.09 per diluted share for the same period a year ago.

For the first nine months of fiscal year 2006 revenues were $160.7 million, an increase of 8% from revenues of $149.1 million a year ago, and gross profits increased to $25.1 million up 19% from $21.0 million for the same period a year ago. The Company reported net income for the first nine months of fiscal year 2006 of $2.0 million, an increase of 147% compared to net income of $793,000 for the same period last year. Earnings per diluted share were $0.06 compared to $0.02 per diluted share in the first nine months of the prior year.

The growth in revenues and gross profits during the quarter and first nine months of fiscal year 2006 was adversely affected by the timing of Landec Ag’s seed shipments. Because many farmers across the U.S. have delayed their seed purchase decisions this year, only 24% of Landec Ag’s projected sales for fiscal year 2006 were shipped during this year’s third quarter compared to shipping 38% of fiscal year 2005 sales during the third quarter of last year.

Included in net income for the third quarter and the first nine months of fiscal year 2006 was $1.15 million in licensing fees received from the licensing agreement with a medical device company announced in December 2005. Also included in net income for the quarter and first nine months of fiscal year 2006 was an expected loss of $286,000 and $840,000 or $0.01 and $0.03 per diluted share, respectively, from Heartland Hybrids, Inc., which was acquired on August 29, 2005. Heartland’s loss was due to the seasonality of its corn seed business which recognizes most of its revenues and profits during Landec’s fourth fiscal quarter.

Gary Steele, President and CEO of Landec said, “We had a very good third quarter with revenues increasing 11% and net income increasing 53% over the same quarter last year. Our results for the third quarter and first nine months of fiscal year 2006 are in line with achieving our goals of continuing to grow revenues and improve our bottom line results. Consistent with the seasonality in our business and with the results from fiscal year 2005, we expected that the first half of fiscal year 2006 would show losses, whereas the second half and the full year are expected to be profitable.”

“We have five primary objectives for fiscal year 2006: (1) continue to grow our value-added specialty packaging food business, (2) increase the growth of our agricultural revenues for uncoated seed products and more importantly for our Intellicoat coated seed products, (3) commercially launch our banana packaging technology with Chiquita Brands International, Inc., (4) continue to add strategic partner relationships in each of our businesses, with specific emphasis on opportunities for Intelimer® polymer applications outside of our food and agricultural businesses, and (5) grow overall revenues by 10% to 15% while increasing net income by 55% to 65% compared to fiscal year 2005 results. We are on our way to achieving each of these goals,” stated Steele.

Greg Skinner, Vice President of Finance and Chief Financial Officer of Landec added, “Seasonality is inherent in our two core businesses – our food business, Apio, and our agricultural seed business, Landec Ag. Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters. Thus far in fiscal year 2006, Apio has not had any significant weather related issues and Landec Ag shipments of seed products will be more heavily weighted to our fourth quarter than in past years.”

Commenting on the financial condition of the Company, Skinner continued, “During the nine months ended February 26, 2006, we continued to improve our strong balance sheet. We increased our cash balance by $7.2 million during the first nine months of fiscal year 2006 to $20.1 million. This increase was primarily due to net cash generated from operations of $9.2 million and the sale of $3.1 million of common stock from employees exercising options, partially offset by (1) the purchase of $2.4 million of property, plant and equipment, (2) the net reduction of long-term debt of $1.0 million and (3) the use of $3.6 million of cash to purchase Heartland Hybrids, Inc.”

Operating Highlights

Apio, Inc.

Nick Tompkins, President and CEO of Apio reported, “During the third quarter, sales of our value-added specialty packaging vegetable products grew 16% to $39.5 million compared to $34.0 million in the same period last year. For the first nine months of fiscal year 2006, sales of our value-added specialty packaging vegetable products grew 12% to $99.7 million compared to $89.2 million for the same period a year ago.”

“Apio’s gross profits from value-added vegetable products increased by $1.6 million to $6.4 million during the third quarter and by $3.3 million to $17.4 million during the first nine months of fiscal year 2006 compared to the same periods in the prior year. The gross margin for the first nine months of fiscal year 2006 from the sale of Apio’s value-added vegetable products increased 1.7 percentage points to 17.5%. These increases in gross profits and gross margin were primarily due to a more profitable mix of products sold and improved operational efficiencies driven largely by improved raw material quality compared to the third quarter and first nine months of last year,” said Tompkins.

“Overall Apio’s revenues increased to $47.4 million for the third quarter and $150.3 million for the nine months of fiscal year 2006 compared to $41.7 million and $138.9 million, respectively, for the year ago periods. Overall Apio net income increased to $3.2 million for the third quarter and $7.4 million for the nine months ended February 26, 2006 compared to $1.2 million and $4.0 million, respectively, for the same periods a year ago,” added Tompkins.

During the past twelve months, Apio introduced 15 new value-added produce product offerings. Apio currently sells approximately 110 value-added products to retail, club store and food service customers.

In April 2005, Apio introduced the BreatheWay™ trademark on all of its products using Landec’s patented packaging technology which extends the shelf life of vegetables and fruit. Apio’s BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere in order to extend the shelf life of the produce. The versatility of the BreatheWay food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and food distributors.

Apio announced in May 2005 the organization of its Apio Tech division to advance the sales of BreatheWay packaging technology for shelf-life sensitive vegetables and fruit, including unique packaging solutions for whole fruit and large shipping and pallet-sized containers. Apio Tech’s initial focus is on its collaboration with Chiquita for banana packaging. In addition, Apio Tech is working on other programs that are in pre-commercial development or early commercial market trials.

In a recent news release in February 2006, Landec announced that Chiquita Brands International, Inc. and Core-Mark International, one of the largest North American distributors to the convenience retail industry, have entered into an arrangement to distribute Chiquita bananas using Landec’s patented packaging technology to convenience stores throughout the Core-Mark network. After successfully concluding tests at more than 200 convenience stores, Chiquita and Core-Mark intend to expand the commercial sale of BreatheWay packaged Chiquita bananas to more than 5,000 retail locations by calendar year-end 2006.

In addition, Apio and Dole Fresh Vegetables, Inc., have agreed to discontinue the retail portion of the Dole® Brand license agreement, however, Apio will continue to market fresh-cut produce under the Dole Brand for club stores. For the third quarter of fiscal year 2006, retail sales of fresh-cut produce under the Dole Brand represented 3% of Apio’s value-added revenues.

Landec Ag, Inc.

Tom Crowley, President and CEO of Landec Ag reported, “For the third quarter of fiscal year 2006, Landec Ag revenues were $8.4 million compared to $9.7 million in the prior year third quarter. These revenues were primarily from the sale of uncoated seed which decreased 11% compared to the same quarter a year ago primarily due to seed deliveries being later this season than last season. As expected, there were virtually no revenues in the third quarter of fiscal year 2006 from the sale of the Intellicoat® coated seed products as those sales typically occur in the Company’s fourth fiscal quarter. Despite a difficult year for corn farmers and seed suppliers, the Company anticipates that Fielder’s Choice Direct® corn sales, excluding Heartland Hybrids corn sales, should be slightly higher than last year.”

Landec Ag’s leading coated seed product is Intellicoat Pollinator Plus® seed coating, which is used by over 40 seed companies in their production of seed corn. Landec Ag’s largest market potential opportunity is with the Intellicoat Early Plant® corn application, which is currently sold by nine seed companies under their proprietary brands.

The Pollinator Plus application widens the pollination window in the production of the high value seed corn crop, which reduces production risks and enhances yields for seed companies. This application is fast becoming an industry-wide practice in seed corn production.

The Early Plant corn application, which is still in the early stages of commercialization, controls the germination of seed until the soil reaches the optimum soil temperature.  Based upon third party studies during the past three years, Early Plant corn has increased yields on average by 21 bushels per acre and reduced drying costs nearly $15 per acre compared to late planted corn. The combination of higher yields and lower drying costs resulted on average in an additional profit of $49 per acre.  In addition, by planting corn earlier than normal, farmers are able to spread out their workload and plant other crops earlier, such as soybeans. This benefits the entire farming operation.

On August 29, 2005, Landec Ag completed the acquisition of Heartland Hybrids, Inc., the second largest direct-to-the-farm marketer and seller of hybrid seed corn after Landec Ag’s Fielder’s Choice Direct brand.  Fielder’s Choice Direct and Heartland Hybrids have complementary strengths in geographic areas and sales channels. With the new combined organization, Landec Ag plans to develop the most efficient and effective sales, marketing and distribution system in the seed industry by using their proprietary communications and database technology.

Landec’s Intelimer Supply and Licensing Business

Landec’s Chief Operating Officer, Dr. David Taft, leads its technology licensing and Intelimer supply business. The Company is working with a number of existing and potential partners to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

In December 2005, Landec entered into an exclusive licensing agreement with a medical device company. Landec received an upfront license fee of $250,000 for the exclusive rights to use Landec’s Intelimer materials technology in the partner’s specific device field worldwide. Landec will also receive royalties on future product sales. In addition, Landec received 1.5 million shares of preferred stock valued by the medical device company at $1.00 per share. This preferred stock is recorded in the third quarter of fiscal year 2006 as licensing revenue of $900,000 which represents the fair value determined by Landec after the Company discounted its value by $600,000 because Landec lacks control over the operations of the medical device company and does not have a board seat. Landec’s current ownership represents a 16.7% ownership interest in the medical device company. Landec’s ownership interest could increase to as high as 19.9% based on the medical device company achieving certain milestones which are expected to be met within the next twelve months.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products and Chemicals, Inc. Landec received an upfront licensing fee of $800,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during years two and three of the agreement for the exclusive rights to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees will be recognized as license revenue over a three year period beginning March 2006. At the close Landec also received $100,000 for technology transfer work to be performed by Landec during Landec’s fourth quarter of fiscal year 2006. Landec will provide research and development support to Air Products for three years with a mutual option for two additional years. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits occurring after March 14, 2007 that are generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials.

Landec Consolidated

For the third quarter of fiscal year 2006 net income was $1.2 million higher than the net income during the same period last year due to several factors. Items increasing net income included: (1) a $1.6 million increase in gross profits from Apio’s value-added business, (2) $1.15 million in license fees from the medical device licensing agreement and (3) a $501,000 increase in gross profits from Apio Tech compared to the third quarter of fiscal year 2005. Net income was decreased by a $1.0 million Company-wide increase in selling, general and administrative expenses primarily due to (1) selling, general and administrative expenses of $658,000 at Heartland Hybrids, (2) planned increases in selling and marketing expenses at Apio and Landec Ag to generate increases in revenues, (3) an increase in general and administrative expenses at Corporate for business development consulting fees and legal fees and (4) the accrual of bonuses in anticipation of meeting or exceeding our fiscal year 2006 Landec plan (in the prior fiscal year, bonuses were not recorded until the end of the fiscal year due to uncertainty).

For the first nine months of fiscal year 2006 net income was $1.2 million higher than the same period last year due to several factors. Items increasing net income included: (1) a $3.3 million increase in gross profits from Apio’s value-added business, (2) $1.15 million in license fees from the medical device licensing agreement and (3) a $563,000 increase in gross profits from Apio Tech compared to the first nine months of fiscal year 2005. Net income was decreased by a $3.1 million Company-wide increase in selling, general and administrative expenses primarily due to (1) selling, general and administrative expenses of $1.2 million at Heartland Hybrids, (2) planned increases in selling and marketing expenses at Apio and Landec Ag to generate increases in revenues, (3) an increase in general and administrative expenses at Corporate for business development consulting fees, legal fees and Sarbanes-Oxley related accounting fees and (4) the accrual of bonuses in anticipation of meeting or exceeding our fiscal year 2006 Landec plan.

Landec Third Quarter 2006 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 29, 2006. Senior management of Landec will present an overview of results for the third quarter of fiscal year 2006. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 206-6900 or (703) 639-1110 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 5th by calling (888) 266-2081, code #872422.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2005. (See item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	February 26, 2006	May 29, 2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$20,095	$12,871
Marketable securities	—	1,968
Accounts receivable, net	13,254	15,881
Inventory	20,899	9,917
Notes and advances receivable	571	508
Prepaid expenses and other current assets	1,876	2,042
Assets held for sale	—	1,190

Total Current Assets	56,695	44,377
Property and equipment, net	17,500	17,275
Intangible assets, net	43,137	37,615
Other assets	1,690	808

Total Assets	$119,022	$100,075

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,194	$18,306
Accrued compensation	2,413	1,907
Other accrued liabilities	2,085	2,141
Deferred revenue	17,591	557
Current maturities of long term debt	155	548

Total Current Liabilities	37,438	23,459
Non-current portion of long term debt	1,949	2,540
Other non-current liabilities	—	550
Minority interest	1,549	1,466
Shareholders’ Equity
Common stock	126,019	121,950
Accumulated deficit	(47,933)	(49,890)

Total Shareholders’ Equity	78,086	72,060

Total Liabilities and Shareholders’ Equity	$119,022	$100,075

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 26,	February 27,	February 26,	February 27,
	2006	2005	2006	2005
Revenues:
Product sales	$55,170	$50,605	$156,058	$145,858
Services revenues	690	754	2,783	2,792
License fees	1,321	22	1,616	66
Research, development, and royalty revenues	68	150	209	341

Total revenues	57,249	51,531	160,666	149,057
Cost of revenue:
Cost of product sales	45,411	41,854	133,947	126,485
Cost of services revenues	422	379	1,624	1,538

Total cost of revenue	45,833	42,233	135,571	128,023
Gross profit	11,416	9,298	25,095	21,034
Operating costs and expenses:
Research and development	701	705	2,280	2,195
Selling, general and administrative	7,195	6,158	20,530	17,478

Total operating costs and expenses	7,896	6,863	22,810	19,673

Operating income	3,520	2,435	2,285	1,361
Interest income	145	88	395	107
Interest expense	(112)	(127)	(362)	(332)
Other expense	(39)	(103)	(361)	(343)

Net income	$3,514	$2,293	$1,957	$793

Diluted net income per share	$0.13	$0.09	$0.06	$0.02

Shares used in diluted per share computations	25,719	24,928	25,315	24,492

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 26, 2006
QUESTIONS AND ANSWERS

1) What are the Company’s goals for the remainder of fiscal year 2006?

a)	Grow overall Company revenues 10% to 15% year over year while increasing overall net income for the year by 55% to 65% compared to fiscal year 2005.

b)	Increase Apio’s value-added revenues by over 10% while improving on fiscal year 2005 margins.

c) Increase Apio’s trading revenues by up to 5% while maintaining historical margins.

d)	Reduce Apio Tech losses by 65% to 70% from $1.0 million in fiscal year 2005 and increase Apio Tech revenues from the expansion of product sales.

e)	Slightly increase overall Landec Ag revenues while maintaining gross margins on corn sales of 33% to 36%.

f) Increase Intellicoat seed coatings revenues by over 10%.

g)	Initiate R&D partnership and complete technology transfer with Air Products in specified fields.

2)	What are some of the key milestones Landec has achieved thus far in fiscal year 2006?

Apio, Inc., Landec’s Food Subsidiary:

a)	With Chiquita® Brand bananas — entered into an arrangement with Core-Mark International to distribute Chiquita bananas using our packaging technology to convenience stores throughout the Core-Mark network with the goal of being in at least 5,000 locations by calendar year end 2006.

b)	Increased overall revenues by 8% to $150.3 million and net income by 87% to $7.4 million compared to the first nine months of last year.

c)	Increased value-added revenues by 12% to $99.7 million compared to the first nine months of the prior year.

d)	Increased value-added gross profits by 24% compared to the first nine months of last year.

e)	Increased 12-ounce specialty packaged retail product line and the retail vegetable tray product line revenues by 15% and 23%, respectively, compared to the first nine months of fiscal year 2005.

f)	Generated $9.0 million of cash flow from Apio operations during the nine months ended February 26, 2006.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Purchased Heartland Hybrids, Inc., the second largest direct marketer of seed corn to farmers behind Landec Ag’s Fielder’s Choice Direct brand.

b)	Based on studies performed by third parties, verified that Early Plant corn for the past three years increased yields on average by 21 bushels per acre when compared to late planted corn and reduced dry down cost by nearly $15 per acre compared to late planted corn resulting in an overall increase in profit to the farmer of $49 per acre.

c)	Introduced 37 new corn hybrids for 2006, bringing the line-up to 121 hybrid seed varieties it currently has for sale, including 48 hybrid offerings that will be using Early Plant Intellicoat seed coating technology.

Landec Consolidated:

a)	Increased gross profits by 19% and improved gross margins by 1.5 percentage points to 15.6% compared to the first nine months of fiscal year 2005.

b)	Entered into a new licensing and research and development agreement with Air Products in which the Company will receive up to $2.5 million in licensing payments and 40% of gross profits realized from the sale of Intelimer-based products by Air Products.

c)	Improved Company-wide net interest income by $258,000 compared to the first nine months of fiscal year 2005.

d)	Entered into a new licensing agreement with a newly established medical device company in which Landec received an upfront licensing payment of $250,000. In addition, the Company received preferred stock initially valued at $900,000 (on a discounted basis from the value determined by the medical device company) which represents a 16.7% ownership interest in the medical device company.

e)	Amended the supply agreement with Alcon, Inc. to expire on May 28, 2006 resulting in the recognition of an additional $550,000 of revenue and net income during fiscal year 2006.

3)	What are the key challenges facing the Company in the future?

a)	Recent annual growth in the U.S. corn seed industry has been flat and current prices for corn seed produced by farmers are low. In addition, growing costs for farmers, specifically petroleum-based products and natural gas, are at an all time high. These costs, coupled with huge surpluses from recent corn harvests in North America, are putting tremendous pressure on corn farmers, resulting in farmers either delaying their purchase decisions, or in some cases, deciding to plant crops other than corn this year. Current estimates indicate that the 2006 planted corn acres will be down 3% to 4% compared to the previous year. As a result, the U.S. corn market is currently experiencing extreme competitive pressures with several major corn seed suppliers offering steep discounts and bundled deals in order to gain or maintain market share. Despite these negative influences on the seed corn industry this year, Landec Ag has responded aggressively to this intense competitive environment with direct-to-farmer sales and promotions while at the same time promoting the value of our unique patented coating technology. The result of our aggressive promotions has been a late season pick up in sales and net income. Although we will not reach our original year-to-year revenue growth goals for our seed business, it does appear that revenues for our seed business, excluding Heartland Hybrid sales, should grow 3% to 4%. Landec Ag’s overall revenues, including Heartland Hybrids and Intellicoat sales, are expected to grow 30% to 35% in fiscal year 2006 compared to fiscal year 2005.

b)	Raw material costs for produce food packaging and corn seed (including technology and royalty fees) are expected to continue to increase for the foreseeable future. For Apio, the increased cost for produce during the first nine months of fiscal year 2006 has been more than offset by a more profitable mix of products sold and operational efficiencies driven largely by improved raw material quality. These operating efficiency offsets may not be sustainable in the future.

During the first nine months of fiscal year 2006 as a result of the recent increases in petroleum-based resin costs, the costs for produce packaging have increased significantly. We are and have been exploring several different options to minimize the impact of increases in packaging costs to our value-added business.

c)	Market share growth in our value-added vegetable business, particularly in our tray line, will be more challenging since we are the market leader with a 47% market share in vegetable trays.

d)	The continued growth in our Apio Tech business is primarily dependent on the successful commercial launch into new sales channels by our partner Chiquita Brands International, Inc., including Chiquita’s effective logistical support for the new market applications. To date, our technology is working consistently to extend the shelf life of bananas targeted at new non-traditional customer sites. In addition, we are working to identify new applications for our BreatheWay technology and to select partners that can expeditiously commercialize our packaging technology.

4)	With the Heartland Hybrids loss of $840,000 during the first nine months of fiscal year 2006, is Heartland Hybrids still expected to be a positive contributor to earnings this fiscal year?

For all of fiscal year 2006, we expect total revenues from the Heartland Hybrids seed brand will be $7.5 million or more and that it will generate a positive contribution to net income.

5) What are the details surrounding the new agreement with Air Products?

This agreement is an R&D and license agreement whereby Landec will work closely with Air Products to commercialize the Intelimer polymer technology in specific fields. Landec will contribute technology and R&D and technical service support while Air Products will have responsibility for order processing, manufacturing, and sales and marketing through its global network. The companies will focus on product development around Landec’s Intelimer technology supported by the worldwide sales and marketing organization of the Performance Materials Division of Air Products, an over $1 billion provider of polymers, chemicals and intermediates. The agreement has a twenty year term with an Air Products option to buy out Landec’s interest, based on a preset formula, anytime after the tenth year. Landec will receive up to $2.5 million in license fees over the next three years and will be entitled to 40% of gross profits from sales of products that incorporate Intelimer materials beginning in year two of the agreement.

There are four specified fields in the agreement which Air Products has exclusive rights to exploit as long as certain minimums are achieved:

1) Personal Care – This market area will expand our developing product sales to L’Oréal and extend the use of Intelimer polymers in the cosmetics and personal care industries. Landec has developed several recently patented polymer systems for use in thickening and rheology control for use in formulations – lotions, creams, gels, sticks, etc – for skin care and color care products and for use in hair styling and restyling products using its patented temperature switch technology for hair care products.

2) Thermoset Latent Catalysts – Landec has developed and is selling small quantities of patented latent curing epoxy catalysts and polyester latent accelerator products. These products and other possible future latent Intelimer polymer bound catalysts for polyurethanes will be developed in this collaboration with Air Products based on its strong position today in epoxy and polyurethanes curing and catalyst systems.

3) Household, Industrial and Institutional Cleaning Products – Similar polymer products to those Intelimer materials now being developed for personal care use will be adapted for use in household, institutional and industrial cleaning products using the temperature switch and patented associative thickening properties of the Intelimer technology.

4) Disposable Non-Wovens – The Intelimer technology will be examined to develop polymers for use in this area of expertise at Air Products.

Excluded from this agreement are uses of Landec’s Intelimer technology in medical devices, drug/pharmaceutical applications and adhesives.

6)	How do the results by line of business for the three and nine months ended February 26, 2006 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Nine months	Nine months
	ended 02/26/06	02/27/05	ended 02/26/06	ended 02/27/05
Revenues:
Apio Value Added(a)	$39,517	$33,977	$99,653	$89,201
Apio Trading (b)	7,415	7,673	50,093	49,719
Apio Tech(c)	503	—	590	—

Total Apio	47,435	41,650	150,336	138,920
Landec Ag	8,353	9,722	8,373	9,827
Corporate	1,461	159	1,957	310

Total Revenues	57,249	51,531	160,666	149,057
Gross Profit:
Apio Value Added	6,435	4,880	17,436	14,118
Apio Trading	455	419	2,721	2,702
Apio Tech	501	—	563	—

Total Apio	7,391	5,299	20,720	16,820
Landec Ag	2,621	3,859	2,640	3,955
Corporate	1,404	140	1,735	259

Total Gross Profit	11,416	9,298	25,095	21,034
R&D:
Apio	193	230	733	773
Landec Ag	163	194	470	613
Corporate	345	281	1,077	809

Total R&D	701	705	2,280	2,195
S,G&A:
Apio	3,406	3,039	10,324	9,537
Landec Ag	2,704	2,350	6,920	5,719
Corporate	1,085	769	3,286	2,222

Total S,G&A	7,195	6,158	20,530	17,478
Other (d):
Apio	(638)	(860)	(2,227)	(2,532)
Landec Ag	(505)	(337)	(1,313)	(999)
Corporate	1,137	1,055	3,212	2,963

Total Other	(6)	(142)	(328)	(568)
Net Income (Loss):
Apio	3,154	1,170	7,436	3,978
Landec Ag (e)	(751)	978	(6,063)	(3,376)
Corporate	1,111	145	584	191

Net Income	$3,514	$2,293	$1,957	$793
Net Income Per Diluted Share	$0.13	$0.09	$0.06	$0.02

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

c)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.